Calculation of Filing Fee Tables
S-8
Sunrun Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Amended and Restated Sunrun Inc. 2015 Equity Incentive Plan	Other	34,690,741	$ 19.80	$ 686,876,671.80	0.0001381	$ 94,857.67
2	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Sunrun Inc. 2015 Employee Stock Purchase Plan	Other	4,163,413	$ 16.83	$ 70,070,240.79	0.0001381	$ 9,676.70
Total Offering Amounts:						$ 756,946,912.59		$ 104,534.37
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 104,534.37
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Amended and Restated Sunrun Inc. 2015 Equity Incentive Plan ("2015 Plan"), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of common stock. (2) Represents an automatic increase of 4% of the outstanding shares of the Company's common stock on the last day each of 2021, 2022, 2023 and 2024 to the number of the Registrant's common stock reserved for issuance under, and which annual increase is provided for in the 2015 Plan. (3) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $19.80 per share, the average of the high and low prices of the Registrant's common stock as reported on the NASDAQ Global Select stock market on November 28, 2025.

[2]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Sunrun Inc. 2015 Employee Stock Purchase Plan ("ESPP"), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of common stock. (2) Represents an automatic increase of 2% of the outstanding shares on the last day of 2021 to the number of shares of the Registrant's common stock reserved for issuance under, and which annual increase is provided for, in the ESPP. (3) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of 85% of $19.80, the average of the high and low prices of the Registrant's common stock as reported on the NASDAQ Global Select stock market on November 28, 2025. Pursuant to the ESPP, the purchase price of the shares of the Registrant's common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the Registrant's common stock on the first trading day of the offering period or on the exercise date.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A